Curian Series Trust and Jackson Variable Series Trust Funds
Fidelity Bond Coverage Requirements
Determination Date: 9-15-15

		Total Assets (as of 9-15-15)	Minimum Amount of Bond for Joint Coverage

	Curian Series Trust	1,477,683,480	1,250,000
	Jackson Variable Series Trust	8,503,128,685	2,500,000
		Total	$ 3,750,000

		Current Bond Coverage	$ 4,000,000	[1,2]

		Excess Coverage	$ 250,000

[1]	Expires October 15, 2016
Federal Insurance Company ("Chubb")
[2]	Bond coverage is in the amount of $4.0 million (with a growth in size provision up to the amount of $5 million)